Exhibit 99.1

Joint Press Release


                             *FOR IMMEDIATE RELEASE*


                     NEW ENGLAND BANCSHARES, INC. ANNOUNCES
                ACQUISITION OF APPLE VALLEY BANK & TRUST COMPANY

         Enfield, Connecticut and Cheshire, Connecticut, January 14, 2009 -- New England Bancshares, Inc. (Nasdaq GM: NEBS) and The Apple Valley Bank & Trust Company (OTCBB: AVBK) announced today that they have signed a definitive agreement whereby New England Bancshares will acquire Apple Valley Bank, in a transaction valued at approximately $7.3 million. As part of the acquisition, Apple Valley Bank will be merged into New England Bancshares' wholly-owned banking subsidiary, Valley Bank. The transaction will increase New England Bancshares' assets from $541 million at September 30, 2008 to approximately $624 million and increase its number of banking offices from 12 to 15. Under the terms of the transaction, shareholders of Apple Valley Bank will be entitled to elect to receive either one share of New England Bancshares common stock or $8.50 in cash for each share of Apple Valley Bank common stock, subject to an aggregate allocation of 60% stock and 40% cash.

         The merger is not expected to materially impact New England Bancshares' capital position and the status of it and its banking subsidiaries as well capitalized institutions under the federal regulatory capital requirements. New England Bancshares had stockholder equity of $64.6 million at September 30, 2008 and did not apply for federal capital assistance under the Capital Purchase Program under TARP.

         Based upon the $8.50 per share price, the consideration is approximately 119% of Apple Valley Bank's tangible book value and represents a 2% franchise premium to core deposits. New England Bancshares expects the transaction to be accretive to earnings per share in the first full year of combined operations.

         The agreement to acquire Apple Valley Bank was entered into by New England Bancshares after a thorough due diligence review of the operations and asset quality of Apple Valley Bank. The merger is subject to certain conditions, including the approval of the shareholders of Apple Valley Bank and receipt of regulatory approvals. One member of Apple Valley Bank's board of directors will be asked to join New England Bancshares' board of directors. It is expected that the transaction will close in the second quarter of 2009.

         David J. O'Connor, President and Chief Executive Officer of New England Bancshares stated, "We believe the addition of Apple Valley Bank to our operations will assist us in further building our franchise and increasing our market in and around Cheshire, Connecticut. Apple Valley Bank's presence in that desirable market area is a perfect geographic complement to our Valley Bank branches and Apple Valley Bank's philosophy and operations are consistent with ours. The acquisition also comes at a good time and will fit well into our subsidiary consolidation plans where we are merging our federal savings bank, Enfield Federal, into our

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commercial banking subsidiary, Valley Bank. The
combination of the three banks will greatly assist us in developing a more responsive and efficient institution. We plan to continue to emphasize Apple Valley Bank's personal service and community banking focus."

         Maureen A. Frank, President and Chief Executive Officer of Apple Valley Bank & Trust Company said, "We believe that this transaction is a great opportunity for our shareholders and will benefit our customers, employees and our community. Our customers will continue to receive a high level of customer service and local decision-making in our market area, but will now have the added benefits of being part of a larger organization with much greater resources, higher lending limits, and additional conveniences."

         In connection with this transaction, FinPro, Inc. acted as financial advisor to New England Bancshares and Ostrowski & Company, Inc. acted as financial advisor to Apple Valley Bank & Trust Company. Luse Gorman Pomerenk & Schick represented New England Bancshares, while Robinson & Cole represented Apple Valley Bank & Trust Company.

         New England Bancshares, Inc. is the holding company for Enfield Federal Savings and Loan Association and Valley Bank. Enfield Federal Savings and Loan Association operates eight banking centers serving the communities of Enfield, Ellington, Manchester, Suffield, East Windsor and Windsor Locks, Connecticut. Valley Bank operates four banking centers in the communities of Southington, Bristol and Terryville.

         Apple Valley Bank & Trust Company operates three offices in Cheshire, Southington and Wallingford, Connecticut and, at September 30, 2008, had total assets of $85 million.

Forward-Looking Statements

            This news release contains certain forward-looking statements about the proposed merger of New England Bancshares and Apple Valley Bank & Trust Company. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating New England Bancshares and Apple Valley Bank & Trust Company, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which New England Bancshares and Apple Valley Bank & Trust Company are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that New England Bancshares files with the Securities and Exchange Commission and that Apple Valley Bank & Trust Company files with the Federal Deposit Insurance Corporation.

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Additional Information about the Merger and Where to Find It

         Shareholders of Apple Valley Bank & Trust Company and other investors are urged to read the proxy statement/prospectus that will be included in the registration statement on Form S-4 that New England Bancshares will file with the Securities and Exchange Commission in connection with the proposed merger because it will contain important information about New England Bancshares, Apple Valley Bank & Trust Company, the merger, the persons soliciting proxies in the merger and their interests in the merger and related matters. Investors will be able to obtain all documents filed with the SEC by New England Bancshares free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by New England Bancshares will be available free of charge from the Corporate Secretary of New England Bancshares at 855 Enfield Street, Enfield, Connecticut 06082, telephone (860) 253-5200. Such documents will also be available free of charge from the Corporate Secretary of Apple Valley Bank & Trust Company at 286 Maple Avenue, Cheshire, Connecticut 06410, telephone (203) 271-1268. Read the proxy statement/ prospectus carefully before making a decision concerning the merger.

For further information contact:

David J. O'Connor
President and Chief Executive Officer
New England Bancshares, Inc.
(860) 253-5200

Maureen A. Frank
President and Chief Executive Officer
Apple Valley Bank & Trust Company
(203) 271-1268


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